Consent
       of Ernst & Young LLP, Independent Registered Public Accounting Firm



     We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, Class R and Class Y shares' Prospectuses and "Disclosure of Portfolio Holdings," "Independent Registered Public Accounting Firm," and "Financial Statements" in the Class A, Class B, Class C, Class R, and Class Y shares' Statement of Additional Information and to the incorporation by reference of our report, dated January 23, 2009, on the financial statements and financial highlights of Pioneer Emerging Markets Fund included in the Annual Report to the Shareowners for the year ended November 30, 2008 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 24 to the Registration Statement (Form N-1A, No. 33-76894) of Pioneer Emerging Markets Fund.

                                                           /s/ ERNST & YOUNG LLP


Boston, Massachusetts
March 23, 2009